Exhibit 10.2

AGREEMENT

AGREEMENT made and entered into by and between Michaels Stores, Inc. (the “Company”) and Brian Cornell (the “Executive”), effective as of the 4th day of June, 2007 (the “Effective Date”).

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Executive Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                       Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2.                                       Term.                  Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term of five (5) years, commencing on the Effective Date, and shall renew automatically thereafter for successive terms of one year each. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.                                       Capacity and Performance.

(a)                                  During the term hereof, the Executive shall serve the Company as its Chief Executive Officer (“CEO”).  In addition, and without further compensation, the Executive agrees to serve as a director of the Company and as a director and/or officer of one or more of the Company’s Immediate Affiliates (as defined in Section 13 hereof), in each case if so elected or appointed from time to time.

(b)                                 During the term hereof, the Executive shall report to the Board of Directors of the Company or its designees, currently Matthew Levin and Michael Chae.

(c)                                  During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position, including, without limitation, general oversight and direction of the operations of the Company and such other duties and responsibilities on behalf of the Company consistent with the responsibilities of a Chief Executive Officer, as well as the duties and responsibilities reasonably related to other positions on behalf of the Immediate Affiliates, as may be designated from time to time by the Board or by its Chair or other designee.

(d)                                 During the term hereof, the Executive shall devote substantially all of his business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and, if so elected or appointed, its Immediate Affiliates and to the discharge of his duties and responsibilities hereunder.  The Company hereby agrees that the Executive may continue to serve as a director of OfficeMax, Inc. and may participate in appropriate trade associations.  In addition, he may engage in appropriate civic, charitable, religious or personal activities that do not conflict or interfere with the proper performance of his duties hereunder.  However, the Executive shall not engage in any other business activity or serve in any industry, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

4.                                       Compensation and Benefits.  As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Immediate Affiliates, pursuant to this Agreement or otherwise:

(a)                                  Base Salary.  During the term hereof, the Company shall pay the Executive a base salary at the rate of One Million Dollars ($1,000,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion.  Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b)                                 Bonuses.  For each fiscal year completed during the term hereof, the Executive shall be eligible to earn an annual bonus, subject to the achievement of such performance targets as shall be determined in the discretion of the Board.  The Executive’s target bonus shall be one hundred percent (100%) of Base Salary, with a maximum bonus potential of two hundred percent (200%) of Base Salary for performance in excess of the performance targets and with the actual amount of bonus, if any, to be determined by the Board in its sole discretion.  Such bonus is hereafter referred to as the “Annual Bonus.”  For the year ending December 31, 2007, the Annual Bonus will be prorated to reflect the actual commencement of the Executive’s employment.

(c)                                  Vacations.  During the term hereof, the Executive shall be entitled to earn vacation at the rate of five (5) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and the approval of the person to whom the Executive reports.  Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d)                                 Other Benefits.  During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for senior executives of the Company generally.  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(e)                                  Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.  Such expenses shall include, without limitation, the following:

(i)                                     reasonable expenses associated with relocation of Executive, his family and household goods from California to Texas and with obtaining suitable housing in Texas, all in accordance with the Company’s current executive relocation plan.

(ii)                                  reasonable legal fees incurred in connection with his negotiation with the Company of this Agreement and the option and restricted stock award documents described in (f) and (g) below, and

(iii)                               reasonable travel expenses, including business class airfare when available.

(f)                                    Sign-On Benefits.  On the Effective Date, the Company shall: (i)  pay to Executive a bonus of $2,500,000, and (ii) provide Executive with a grant of 133,333 shares of restricted stock pursuant to the form of Restricted Stock Award Agreement attached as Exhibit A.

(g)                                 Option Grant.  On the Effective Date, the Company will grant to Executive an option to purchase 2,270,966 shares of common stock pursuant to the Stock Option Agreement attached as Exhibit B.

5.                                       Termination of Employment and Severance Benefits.  Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a)                                  Death.  In the event of the Executive’s death prior to the expiration of the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate.  In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) a pro-rata bonus for the year in which termination occurs, based on the actual Annual Bonus that the Executive would have received for such year had he remained employed by the Company for the full year and determined based on the Company’s actual results for such year (payable promptly following the date such Annual Bonus is determined), (iv) any bonus compensation awarded for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination and (v) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”).  The Company shall have no further obligation to the Executive hereunder.

(b)                                 Disability.

(i)                                     The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days (“Disability”).  In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

(ii)                                  The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii)                               While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(iv)                              If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)                                  By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause.  “Cause” shall mean the following events or conditions, as determined by the Board in its reasonable judgment:  (i) the Executive’s refusal or failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates, or refusal or failure to follow or carry out any reasonable direction of the Board, and the continuance of such refusal, failure or negligence for a period of ten (10) days after notice to the Executive; (ii) the material breach by the Executive of any provision of any material agreement between the Executive and the Company or any of its Affiliates; (iii) fraud, embezzlement, theft or other dishonesty by the Executive with respect to the Company or any of its Affiliates; (iv) the conviction of, or a plea of nolo contendere by, the Executive to any felony or any other crime involving dishonesty or moral turpitude; and (v) any other conduct that involves a breach of fiduciary obligation on the part of the Executive.  Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d)                                 By the Company Other than for Cause.  The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.  In the event of such termination, in addition to Final Compensation, then for the period of two (2) years following the date of termination, the Company shall provide the Executive Severance Benefits as follows:  (i) the Company will pay the Executive Severance Pay equal to the sum of (A) the Base Salary at the annual rate in effect on the date of termination and (B) the Executive’s target Annual Bonus determined in accordance with Section 4(b) hereof and (ii) subject to any employee contribution applicable to the Executive on the date of termination, the Company shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms and pays the remainder of such premium cost, and any required administrative fee, in a timely manner from month to month.  Any obligation of the Company to the Executive hereunder is conditioned, however, on the Executive signing and returning to the Company a timely and effective release of claims in the form provided by the Company (the “Release of Claims”).  The Release of Claims required for separation benefits in accordance with Section 5(d) or Section 5(e) hereof creates legally binding obligations on the part of the Executive and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing the Release of Claims.  Severance Pay to which the Executive is entitled hereunder shall be payable on a pro-rated basis at the Company’s regular payroll periods and in accordance with its normal payroll practices and will begin at the Company’s next regular payroll period which is at least five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to next business day following the date of termination.  In the event that Executive is entitled to receive benefits upon termination under any other agreement with, or plan or policy of, the Company, he shall be entitled to receive either the benefits under this Agreement or under such other agreement, but not both, on an individual benefit basis, as he selects (“No Duplication of Benefits”).

(e)                                  By the Executive for Good Reason.  The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason.  The following shall constitute Good Reason for termination by the Executive:

(i)                                     Removal of the Executive, without his consent, from the position of CEO of the Company (or a successor corporation);

(ii)                                  Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority which is not cured within ten (10) days following the Company’s receipt of notice from the Executive setting forth in reasonable detail the nature of such diminution; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation or other entity and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute “Good Reason”; or

(iii)                               Material failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof, excluding an inadvertent failure which is cured within ten (10) days following the Company’s receipt of notice from the Executive specifying in reasonable detail the nature of such failure.

In the event of termination in accordance with this Section 5(e), and, in accordance with the No Duplication of Benefits principle contained in Section 5(d), then the Executive will be entitled to the Severance Benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of a timely and effective Release of Claims.

(f)                                    By the Executive Other than for Good Reason.  The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion of such period).  The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(g)                                 Timing of Payments.  If, at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months.  For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

6.                                       Effect of Termination.  The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a)                                  In the event of the termination of the Executive’s employment hereunder, payment by the Company of any amounts due in accordance with the applicable termination provision of Section 5 hereof shall constitute the entire obligation of the Company to the Executive.  The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b)                                 Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c)                                  Provisions of this Agreement shall survive any termination or expiration of the term hereof, if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof.  Any obligation of the Company otherwise to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof.  The Executive recognizes that no compensation is earned after termination of his employment hereunder, except as otherwise expressly provided in accordance with Section 5(d), 5(e) or 5(f) (for any portion of the notice period waived).

7.                                       Confidential Information.

(a)                                  The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment.  The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates, other than as required for the proper performance of the Executive’s duties and responsibilities to the

Company and its Affiliates or as required by applicable law or legal process after notice to the Company and a reasonable opportunity for it to see protection of such Confidential Information prior to disclosure.  The Executive understands that these restrictions shall continue to apply after his employment terminates, regardless of the reason for such termination.  The confidentiality obligation under this Section 7 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b)                                 All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates.  The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8.                                       Assignment of Rights to Intellectual Property.  The Executive shall promptly and fully disclose all Intellectual Property to the Company.  The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property developed at any time during his employment with the Company, its Affiliates, successors or assigns.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations.  All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.                                       Restricted Activities.  The Executive acknowledges the importance to the Company and its Affiliates of protecting their trade secrets and other Confidential Information and their other legitimate business interests, including without limitation the valuable trade secrets, other Confidential Information and goodwill that they have developed or acquired and which they shall continue to develop and acquire while the Executive’s employment continues.  The Company agrees, in consideration of the Executive’s acceptance of the restrictions set forth below, to grant the Executive access to trade secrets and other Confidential Information of the Company and its Immediate Affiliates and to their valuable business relationships and their goodwill.  The Executive acknowledges and agrees that the restrictions on his activities during and after his employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)                                  The Executive agrees that, during the his employment with the Company and for the period of twenty-four (24) months immediately following the termination of his employment, regardless of the basis or timing of such termination, the Executive will not, directly or indirectly, alone or in association with others, anywhere in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (a “Competitor”), except that nothing contained in this Section 9(a) shall prevent the Executive’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company.  For the purposes of this Agreement, the “Business of the Company and its Immediate Affiliates” or “Business” is that of arts and crafts specialty retailer providing materials, ideas and education for creative activities and the “Territory” is those states within the United States and those provinces of Canada in which the Company or any of its Immediate Affiliates is doing or actively planning to do business at any time during the Executive’s employment or, with respect to his obligations hereunder following termination of his employment with the Company, at any time during the six (6) months immediately preceding such termination.

(b)                                 The Executive agrees that, during his employment with the Company, he will comply with any and all codes of ethics or business conduct of the Company applicable to his position, as in effect from time to time, and will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c)                                  The Executive agrees that, during his employment and during the period  of twenty-four (24) months immediately following termination of his employment, regardless of the basis or timing of such termination, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that, after termination of the Executive’s employment with the Company, these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or any of its Immediate Affiliates on the date the Executive’s employment with the Company terminates or at any time during the preceding twelve (12) months.

(d)                                 The Executive agrees that, during his employment and during the period  of  twenty-four (24) months immediately following termination of his employment, regardless of the basis or timing of such termination, the Executive will not directly or indirectly solicit or encourage any distributor or vendor to the Company or any of its Immediate Affiliates to terminate or breach any agreement with the Company or any of its Immediate Affiliates or to terminate or diminish its relationship with the Company or any of its Immediate Affiliates;

provided, however, that, after termination of the Executive’s employment with the Company, these restrictions shall apply only with respect to those distributors and vendors who were doing business with the Company or any of its Affiliates on the date the Executive’s employment terminates or at any time during the preceding twelve (12) months.

10.                                 Notification Requirement.  Until the conclusion of twenty-four (24) months following termination of his employment with the Company, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least ten (10) business days prior to beginning any such activity.  Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person.  The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and 9 hereof.

11.                                 Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof.  The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints.  The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing.   The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.  The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12.                                 Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder.  The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13.                                 Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)                                  “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b)                                 “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those Persons with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the products and services of the Company and its Affiliates, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships.  Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c)                                  “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or direct subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(d)                                 “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to the Business of the Company or any of its Immediate Affiliates or to any prospective activity of the Company or any of its Immediate Affiliates or to any work performed by the Executive for the Company or any of its Immediate Affiliates or that make use of  Confidential Information or any of the equipment or facilities or other resources of the Company or any of its Immediate Affiliates.

(e)                                  “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

15.                                 Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16.                                 Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17.                                 Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.                                 Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

20.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

21.                                 Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Board.

22.                                 Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24.                                 Governing Law.  This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

Brian Cornell	MICHAELS STORES, INC.

/s/ Brian Cornell	By:	/s/ Jeffrey N. Boyer

	Title:	President and Chief Financial Officer